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                                                                    EXHIBIT 12.1


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)
                                  (Unaudited)


                                                            Six Months
                                                              Ended
                                                          June 30, 1994
                                                          -------------
Earnings:
  Income before income taxes                                 $ 16,924

  Adjustments:
    Net interest expense (1)                                      598
    Amortization of capitalized
      interest                                                    572
    Portion of rental expense
      representative of interest                                  385
    Undistributed income of less
      than 50% owned entities                                  (5,066)
                                                             --------
                                                             $ 13,413
                                                             ========

Fixed Charges:
  Net interest expense (1)                                   $    598
  Capitalized interest                                         10,281
  Portion of rental expense
    representative of interest                                    385
                                                             --------
                                                             $ 11,264
                                                             ========

Ratio of earnings to fixed charges                                1.2
                                                             ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.